Exhibit 99.1

February 15, 2024

To Our Valued Shareholders,

Agenus is committed to enhancing shareholder value and securing the long-term success of our company. In response to the current market price of our shares and to facilitate our continued compliance with the Nasdaq listing standards, we are proposing a reverse stock split at a ratio of 1-for-20.

Reverse Stock Split Rationale

The proposed reverse stock split is a proactive measure designed to increase the market price of our common stock, so the price exceeds the $1 threshold used by both Nasdaq and the Russell Indices. Continued trading below this threshold risks triggering selling by index funds that would reduce the value of your investment. Bringing our stock price above $5 dollars also allows for mutual fund and other fundamentals-driven public market investors to own our stock without the mandated constraint of minimum stock price requirements. Our decision to propose this action is guided by our confidence in the value of our assets and our objective to increase our market capitalization over the coming months.

Strategic Initiatives Highlighting Our Fundamental Strengths

As we have laid out over the last year, Agenus has reached several key clinical milestones in our lead development program. Our lead product, botensilimab (alone and in combination with balstilimab), in a series of trials with over 900 patients across nine different solid tumors, has demonstrated exceptional and durable activity. In addition, presentation, and publication of our data at premiere scientific forums and in peer-reviewed publications is increasing awareness with experts in oncology about the potential of botensilimab in cancer treatment with the prospect for significant patient impact.

In parallel, we are engaged in discussions with pharmaceutical companies that could lead to significant cash infusions, strengthening our financial position. Additionally, we are exploring opportunities to monetize our royalty assets and real estate holdings, which we believe will enable us to help support our continued growth and investment in our core mission.

 3 Forbes Road, Lexington, MA 02421 t 781.674.4400 f 781.674.4200 info@agenusbio.com WWW.AGENUSBIO.COM

Exhibit 99.1

Focus on Shareholder Value

Our contemplation of a reverse stock split is a tactical decision aimed at preserving shareholder value while we position Agenus to achieve key near term milestones, including submitting our first Biologics License Application (BLA) for metastatic colorectal cancer, prioritizing other clinical programs with the potential for rapid approval, and prudently allocating resources as we seek to achieve our goals, including a potential first approval and product launch in 2025.

We believe that the proposed reverse stock split, subject to shareholder approval, will position the company for continued progress and unlock value for our shareholders.

Your Support is Vital

We believe that the proposed reverse stock split is in the best interest of Agenus and its shareholders, reflecting our commitment to enhancing shareholder value.

We look forward to discussing this proposal further at the upcoming special shareholder meeting at 10:00 a.m. ET on April 3, 2024. We will soon be sending you proxy materials for your vote to approve this important initiative. Please take the time to vote and do not discard the materials when you receive them. Your support is critical, regardless of the number of shares you hold.

We thank you for your continued trust and support as we pursue our strategic objectives for the benefit of our shareholders and the many patients we serve.

Sincerely,

Garo H. Armen, Ph.D.

Chairman and CEO, Agenus, Inc.

Forward Looking Statements

This Shareholder Letter contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements relating to the use of botensilimab and balstilimab, for instance, statements regarding therapeutic benefit and efficacy, mechanism of action (including validation of mechanism of action), potency, durability, and safety profile (including the absence of specific toxicities) of the Company’s therapeutic candidates; statements related to the Company’s stock price, potential capital, business and financial transactions, and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "forecasts," "estimates," "will," “establish,” “potential,” “superiority,” “best in class,” and similar

 3 Forbes Road, Lexington, MA 02421 t 781.674.4400 f 781.674.4200 info@agenusbio.com WWW.AGENUSBIO.COM

Exhibit 99.1

expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

Agenus, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters to be considered at Agenus’ special meeting of stockholders. Agenus intends to file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION. Information regarding ownership of Agenus stock and other securities by Agenus directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, which can be found through the Agenus website (www.agenusbio.com) in the section “Investors”; or through the SEC’s website at www.sec.gov. Additional information about Agenus’ directors and executive officers and their interests is set forth in Agenus’ proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 28, 2023, and in Agenus’ other SEC filings, which can be found through Agenus’ website (www.agenusbio.com) in the section “Investors”; or through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Agenus’ special meeting of stockholders. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Agenus with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Agenus’ website at www.agenusbio.com.

 3 Forbes Road, Lexington, MA 02421 t 781.674.4400 f 781.674.4200 info@agenusbio.com WWW.AGENUSBIO.COM